Exhibit 1

This share exchange is made for the securities of a Japanese company. This share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this notice has been prepared in accordance with generally accepted Japanese accounting standards and may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and some or all of its officers are residents of a foreign country. You may not be able to sue a foreign company or its officers in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than pursuant to the share exchange agreement, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

March 10, 2015

Notice Regarding Commencement of Discussions Concerning the Management Integration between

FamilyMart Co., Ltd. and UNY Group Holdings Co. Ltd.

  FamilyMart Co., Ltd. (“FamilyMart”) and UNY Group Holdings Co., Ltd. (“UNY Group Holdings”) announce that the respective boards of the two companies have approved commencement of discussions concerning management integration (“Management Integration”) in the spirit of treating both companies as equals, and entered into a memorandum of understanding today.

1. Purpose and Background to the Management Integration

  FamilyMart aims to become the retail chain of choice by not only providing convenience but offering “convenience freindliness and fun,” under its slogan of “FamilyMart, Where You Are One of the Family.” In the convenience store (“CVS”) business, FamilyMart is taking various merchandizing and operational initiatives as well as aggressively opening stores to enhance growth prospects and the profitability of all the franchised stores in Japan. Moreover, in outlining the new strategic theme, “Fun & Fresh,” for growth toward 2020, FamilyMart will propose a next-generation CVS format to embrace a new lifestyle. In relation to its overseas business, particularly in Asian markets, by implementing and improving its business model and operational know-how, origined in Japan, FamilyMart tries to maximize the revenue and aggressively opening new stores and developing and expanding product offerings tailored to meet local characteristics and demands.

  UNY Group Holdings, whose corporate philosophy is described under “Mission,” “Vision” and “Shared Values,” has a strong nationwide presence centered in central Japan. In large commercial areas, UNY Co., Ltd, which operates general merchandise stores (“GMS”), manages APITA and PIAGO stores to materialize a “new life-style creation retail business.” In smaller commercial areas, Circle K Sunkus Co., Ltd. (“CKS”), which operates the CVS business, manages the “Circle K” and “Sunkus” brands under the principle of “Bring the Highest Satisfaction.” In addition, 99 ICHIBA Co., Ltd. manages the “Mini PIAGO” as urban mini-supermarkets. Each group company makes collaborative efforts to contribute know-how, procurement, product development and distribution capabilities to strengthen the group’s competitiveness and capitalize on growth opportunities. Furthermore, Sagami Co., Ltd., PALEMO Co., Ltd. and MOLIE Co., Ltd. operate dedicated fashion brand businesses rooted in the community, and UCS Co., Ltd. operates a general financial service business that includes credit card and electronic money services. In overseas markets, UNY (HK) Co., Ltd., Circle K Sunkus Asia, and other group companies operates customer oriented stores in growing Asian countries.

  The domestic Japanese retail market environment has been rapidly changing in recent years. The market has been challenged by shrinking market size due to declining population, intensified competition for store-openings in the CVS market, and pan-industry competition against drug stores, discounters and department stores as well as competition against other CVS operators; however, on the other hand, an increasing number of consumers now appreciate convenience and differentiated products, which represents a significant business opportunity through innovation. In overseas markets, while affected by economic cycles, the CVS business, which has been developed in Japan, has found solid ground in local markets. Though the competition in the retail sector has become stronger because of increasing economic development, both companies see substantial growth potential by offering unique value to consumers.

  Under such circumstances, FamilyMart and UNY Group Holdings reached the conclusion that both companies need to integrate management resources and establish a new retail group to overcome this competitive environment.

  FamilyMart and UNY Group Holdings will integrate management resources and aim to be a company that contributes to customers, franchisees, business partners, shareholders and employees.

  Through the Management Integration, the combined CVS business will operate one of the largest store networks and establish a best-in-class business platform and pursue economies of scale and synergy. While still expanding into the domestic Japanese market, we aim to further utilize our know-how, developed in Japan, in emerging countries, particularly in Asia.

  The GMS / SM business will expand the business centered in the Tokai and Kanto area of Japan in respect to the GMS / SM business and pursue growth opportunities by utilizing UNY Group Holdings’ operational expertise and FamilyMart’s value chain. FamilyMart and UNY Group Holdings will make the most of the combined business expertise of the CVS business and GMS / SM business, which is largely focused on food items, and will develop products and store-formats to better serve customers’ needs.

  FamilyMart and UNY Group Holdings will discuss the detail of the post-merger business strategy to effectively utilize both companies’ business resources in the field of financial services, cards, specialty stores, internet shopping, e-commerce, medical care service, ticket and entertainment, food delivery and food production, amongst other things, in addition to CVS and GMS / SM businesses.

  For the purposes outlined above, FamilyMart and UNY Group Holdings will commence discussions for the Management Integration, targeting at closing in September 2016, based on the mutual respect and in spirit of treating both companies as equals.

2. Overview of the Management Integration

(1) Transaction Structure

  Subject to approval in General Shareholders Meetings and completion of regulatory approvals, the Management Integration will take the form of an absorption-type merger (“Absorption-Type Merger”). FamilyMart will be the surviving company of the Absorption-Type Merger and UNY Group Holdings will be merged into FamilyMart.

  Upon the completion of the Absorption-Type Merger, FamilyMart’s CVS business will be transferred to CKS through the form of the absorption-type demerger (“Absorption-Type Demerger”).

(2) Management Structure

  The company names, headquarters, representatives, board members, organization structure, brands, and others will be determined following discussions between FamilyMart and UNY Group Holdings.

(3) CVS Brand

  In order to maximize the effect of the Management Integration, FamilyMart and UNY Group Holdings plan to unify the CVS brands subject to discussions going forward.

(4) Merger Ratio of the Management Integration

  The merger ratio for the Management Integration will be determined by execution of the basic agreement, based on the results of due diligence, evaluation by third party advisers among others.

3. Schedule

Board resolutions	March 10, 2015 (Today)

Signing of the memorandum of understanding	March 10, 2015 (Today)

Execution of the basic agreement	August 2015 (Plan)

Execution of the absorption-type merger agreement and absorption-type demerger agreement	April 2016 (Plan)

Annual General Shareholders Meetings to approve the absorption-type merger agreement and the absorption-type demerger agreement (FamilyMart and UNY Group Holdings)	May 2016 (Plan)

Effective date of absorption-type merger and the absorption-type demerger	September 2016 (Plan)

4. Integration Preparation Committee

  FamilyMart and UNY Group Holdings will newly establish an Integration Preparation Committee, jointly led by Presidents of the two companies to initiate discussions on the Management Integration. Transaction structure, post-merger operations and business strategies will be announced when they are determined.

5. Overview of FamilyMart and UNY Group Holdings

		FamilyMart		UNY Group Holdings

(1)	Company name	FamilyMart Co., Ltd.		UNY Group Holdings Co., Ltd.

(2)	Head office	3-1-1 Higashi-Ikebukuro, Toshima-ku, Tokyo, Japan		1, Amaikegotanda-cho, Inazawa, Aichi, Japan

(3)	Representative	Isamu Nakayama, President		Norio Sako, President

(4)	Business description	Engaged in management of both franchise and directly-operated convenience stores		Engaged in management of business group consisting of general merchandise stores, convenience stores, specialty stores, financial services (holding company)

(5)	Capital	¥16,658mm (consolidated)		¥22,187mm (consolidated)

(6)	Date of incorporation	September 1, 1981		March 13, 1950

(7)	Total issued shares	97,683,133 shares		234,100,821 shares

(8)	Fiscal year-end	February		February

(9)	No. of employees (As of Feb 28, 2014)	6,373 employees (consolidated)		9,208 employees (consolidated)

(10)	Major customers	General customer		General customer

(11)	Main financial banks	Mizuho Bank, Ltd. Sumitomo Mitsui Banking Corporation The Bank of Tokyo-Mitsubishi UFJ, Ltd. Resona Bank, Limited.		The Bank of Tokyo-Mitsubishi UFJ, Ltd. Sumitomo Mitsui Trust Bank, Limited.

(12)	Major shareholders and shareholding ratio (As of Aug 31, 2014)	ITOCHU Corporation	31.95%	The Master Trust Bank of Japan, Ltd. (trust account)	9.32%
		NTT DOCOMO, INC.	3.00%	Japan Trustee Services Bank, Ltd. (trust account)	6.61%

		THE BANK OF NEW YORK MELLON SA/NV 10 (standing proxy Bank of Tokyo-Mitsubishi UFJ)	2.88%	ITOCHU Corporation	2.99%

		JP MORGAN CHASE BANK 385632 (standing proxy Bank of Mizuho Bank)	2.70%	Nippon Life Insurance Company	2.91%

		The Master Trust Bank of Japan, Ltd. (trust account)	2.57%	The Bank of Tokyo-Mitsubishi UFJ, Ltd.	2.59%

		Mizuho Bank, Ltd. (standing proxy Trust & Custody Services Bank, Ltd.)	2.13%	Aioi Nissay Dowa Insurance Co., Ltd.	2.31%

		NORTHERN TRUST GLOBAL SERVICES LIMITED RE 15PCT TREATY ACCOUNT (NON LENDING) (standing proxy HSBC Tokyo branch)	1.82%	Dai Ichi Life Insurance Company, Ltd.	2.14%
				2nd UNY CO., LTD. Kyoueikai	1.93%

		Nippon Life Insurance Company	1.60%	BNP Paribas Japan	1.62%

		Japan Trustee Services Bank, Ltd. (trust account)	1.47%	Trust & Custody Services Bank, Ltd. (trust account)	1.51%

		Nomura Securities	1.33%

(13)	Relationship between the parties
	Ownership	There is no capital relationship between FamilyMart and UNY Group Holdings. FamilyMart is the equity-method affiliate company of ITOCHU Corporation, and ITOCHU Corporation entered in capital and business alliance with UNY Group Holdings.

	Personnel relationships	None

	Business relationships	FamilyMart and UNYGroup Holdings jointly develop products and procure miscellaneous goods.

	Status as related parties	FamilyMart is not a related party of UNY Group Holdings and UNY Group Holdings is not a related party of FamilyMart. FamilyMart is the equity-method affiliated company of ITOCHU Corporation and ITOCHU Corporation is a related party of FamilyMart.

(14)	Financial results for the last three fiscal years

Fiscal year ended	FamilyMart (Consolidated)			UNY Group Holdings (Consolidated)
	February 2012	February 2013	February 2014	February 2012	February 2013	February 2014
Net assets	225,939	247,755	265,458	347,499	304,354	305,776
Total assets	472,822	526,758	588,136	964,594	832,321	950,166
Net assets per share (Yen)	2,299.14	2,515.61	2,686.37	1,229.59	1,264.63	1,291.17
Total operating revenues	329,218	334,087	345,603	1,079,150	1,030,259	1,032,126
Operating income	42,586	43,107	43,310	44,001	35,020	25,328
Ordinary income	44,810	45,410	47,315	42,389	33,423	25,066
Net income	16,584	25,020	22,611	8,323	30,471	7,440
Net income per share (Yen)	174.70	263.57	238.19	42.14	140.64	32.13
Dividend per share (Yen)	82.00	100.00	102.00	19.00	24.00	24.00

(Note 1)	As of November 30, 2014, unless otherwise specified.
(Note 2)	All numbers are in millions of Yen, unless otherwise specified.
(Note 3)	For UNY Group Holdings, “Total operating revenues” representes “Operating revenue from external customer.”
(Note 4)	According to Change Report filed by ITOCHU Corporation on December 22, 2014, ITOCHU Corporation has 35,011,500 shares (35.84%) of FamilyMart as of December 19, 2014.

(Contact)
FamilyMart	Corporate Communications	Telephone: 03-3989-7670
UNY Group Holdings	Public & Invester Relations Office	Telephone: 0587-24-8011